Exhibit 23.4
Consent of Blue, Johnson & Associates, Inc.
To Whom it May Concern:
We hereby consent to the use of our information, as properly attributed to us, in the registration statement on Form S-1 of CVR Partners, LP with respect to the following:
1.	A statement that global nitrogen fertilizer demand has shown a compound annual growth rate of 2.1% over the last ten years and is expected to grow 1.0% per year through 2020.

2.	The assumption that 33 MMbtu of natural gas is representative for a U.S. Gulf natural gas based plant to produce a ton of ammonia.

3.	The assumption that $27 is representative of the operating cost to produce a ton of ammonia for a U.S. Gulf Coast natural gas based plant.

4.	The assumption that $18 per ton is a representative cash cost to convert ammonia to UAN at a plant in the U.S. Gulf Coast.

5.	The use of our nitrogen price report in connection with your preparation of price projections regarding the average plant gate price estimate for urea ammonium nitrate and ammonia.

6.	A statement that U.S. potash and phosphate fertilizer volumes for 2009 both fell by 43%, from 2008 levels, whereas nitrogen fertilizer volumes fell by 12% during such period.

7.	A statement that CVR Partners, LP’s UAN production in 2009 (677,700 tons) represented approximately 6.4% of the total U.S. UAN demand and CVR Partners, LP’s net ammonia for sale (156,636 tons) represented less than 1.0% of the total U.S. ammonia demand.

8.	A statement that Southern Plains spot ammonia and corn belt spot UAN prices averaged $436/ton and $274/ton, respectively, for the 2006 through September, 2010 period, which represents an average 25% and 21% premium, respectively, over U.S. Gulf prices.

9.	The premium per ton for Southern Plains ammonia and Cornbelt UAN to U.S. Gulf Coast prices from January 2006 to November 2010, shown in the table below.

Premium of Southern Plains Ammonia and Cornbelt UAN to U.S. Gulf Coast
Prices ($  per ton)
Submitted by:
/s/ Thomas A. Blue

Thomas A. Blue
President
Blue, Johnson & Associates, Inc.
6101 Marble NE, Suite 8
Albuquerque, NM 87110
Tel 505-254-2157
Fax 505-254-2159
blucabq@qest.net
December 14, 2010